As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-257809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RANI THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3114789
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2051 Ringwood Avenue

San Jose, California 95131

408-457-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Talat Imran

Chief Executive Officer

Rani Therapeutics Holdings, Inc.

2051 Ringwood Avenue

San Jose, California 95131

408-457-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Josh Seidenfeld Mark B. Weeks John T. McKenna Charles S. Kim Cooley LLP 3175 Hanover Street Palo Alto, California 94304 650-843-5000	Deepa M. Rich Edwin O’Connor Sam Zucker Shoaib Ghias Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 650-752-3100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A common stock, $0.0001 par value	$100,000,000	$10,910

(1)	Includes offering price of any additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibits 10.1, 10.2, 10.3, 10.4 and 10.11 to the Registration Statement. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission’s registration fee, the Financial Industry Regulatory Authority, Inc.’s, or FINRA, filing fee and the Nasdaq Stock Market, or Nasdaq listing fee.

Amount Paid or to Be Paid
SEC Registration Fee	$
FINRA filing fee
Nasdaq listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total	$

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant to be in effect immediately prior to the closing of this offering provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the DGCL. In addition, the amended and restated bylaws of the registrant to be in effect immediately prior to the closing of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect immediately prior to the closing of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the registrant intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers, or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

These indemnification provisions and the indemnification agreements intended to be entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement between the registrant and the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(1)

Between October 2020 and January 2021, we issued to accredited investors an aggregate of 10,493,767 units of our Series E convertible preferred units at $7.1471 per share, for aggregate gross proceeds of $75.0 million.

(2)

Between January 2018 and March 2021, we have granted certain of our employees, directors and executive officers Profits Interests covering an aggregate of 3,470,617 common units with participation thresholds ranging from $1.87 to $2.29 under our 2016 Equity Incentive Plan, or the 2016 Plan.

(3)	On April 19, 2021, we issued 1,000 shares of common stock at a purchase price of $0.01 per share for aggregate gross proceeds of $10.00 to Rani LLC.

(4)

On June 17, 2021, Rani LLC granted certain of its employees, consultants, directors and executive officers options to purchase 2,292,309 common units with a per unit exercise price of $4.99 per unit under the 2016 Plan.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibit and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1‡	Certificate of Incorporation of Rani Therapeutics Holdings, Inc., as currently in effect.

3.2‡	Form of Amended and Restated Certificate of Incorporation of Rani Therapeutics Holdings, Inc., to be in effect immediately prior to the closing of this offering.

3.3‡	Bylaws of Rani Therapeutics Holdings, Inc., as currently in effect.

3.4‡	Form of Amended and Restated Bylaws of Rani Therapeutics Holdings, Inc., to be in effect immediately prior to the closing of this offering.

4.1*	Specimen Class A common stock certificate of Rani Therapeutics Holdings, Inc.

5.1*	Opinion of Cooley LLP.

10.1	Form of Tax Receivable Agreement, to be effective upon the closing of this offering.

10.2	Form of Class B Unit Exchange Agreement, to be effective upon the closing of this offering.

10.3	Form of Registration Rights Agreement, to be effective upon the closing of this offering.

10.4	Form of Fifth Amended and Restated Limited Liability Company Agreement of Rani Therapeutics, LLC, to be effective upon the effectiveness of this offering.

10.5+‡	Form of Indemnification Agreement between Rani Therapeutics Holdings, Inc. and each of its directors and executive officers.

10.6+‡	Rani Therapeutics, LLC 2016 Equity Incentive Plan and forms of agreement thereunder.

10.7+‡	Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder.

10.8+‡	Rani Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan.

10.9+‡	Rani Therapeutics Holdings, Inc. Severance and Change in Control Plan.

10.10+‡	Form of Participation Agreement under the Rani Therapeutics Holdings, Inc. Severance and Change in Control Plan.

10.11+	Rani Therapeutics Holdings, Inc. Non-Employee Director Compensation Policy.

10.12‡	Exclusive License Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated June 14, 2012.

10.13‡	Intellectual Property Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated June 14, 2012.

10.14‡	Acknowledgement and Amendment, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated June 13, 2013.

10.15‡	Service Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated January 1, 2019.

10.16‡	Amendment No. 1 to Service Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated January 1, 2020.

10.17‡	Service Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated January 1, 2021.

10.18‡	Service Agreement, by and between Rani Management Services, Inc. and InCube Labs, LLC, dated January 1, 2021.

Exhibit Number	Description

10.19‡	Amended and Restated Exclusive License Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated June 22, 2021.

10.20‡	Non-Exclusive License Agreement, by and between Rani Therapeutics, LLC and InCube Labs, LLC, dated June 22, 2021.

10.21‡	Intellectual Property Agreement, by and between Rani Therapeutics, LLC and Mir A. Imran, dated June 22, 2021.

10.22‡	Loan and Security Agreement, by and between Rani Therapeutics, LLC and Avenue Venture Opportunities Fund, L.P., dated September 15, 2020.

10.23‡	Promissory Note, by and between Rani Therapeutics, LLC and Avenue Venture Opportunities Fund, L.P., dated September 15, 2020.

10.24‡	Supplement to the Loan and Security Agreement, by and between Rani Therapeutics, LLC and Avenue Venture Opportunities Fund, L.P., dated September 15, 2020.

10.25+‡	Amended and Restated Employment Agreement, dated June 17, 2021, by and between Rani Management Services, Inc. and Talat Imran.

10.26+‡	Amended and Restated Employment Agreement, dated June 17, 2021, by and between Rani Management Services, Inc. and Mir Hashim.

10.27+‡	Amended and Restated Employment Agreement, dated June 17, 2021, by and between Rani Management Services, Inc. and Svai Sanford.

21.1‡	Subsidiaries of Rani Therapeutics Holdings, Inc.

23.1‡	Consent of Independent Registered Public Accounting Firm, as to Rani Therapeutics Holdings, Inc.

23.2‡	Consent of Independent Registered Public Accounting Firm, as to Rani Therapeutic, LLC.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1‡	Power of Attorney (reference is made to the signature page thereto).

*	To be filed by amendment.
‡	Previously filed.
+	Indicated management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 16, 2021.

RANI THERAPEUTICS HOLDINGS, INC.

By:	/s/ Talat Imran
Talat Imran
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Talat Imran, and Svai Sanford as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (including his or her capacity as a director and/or officer of Rani Therapeutics Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Talat Imran	Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2021
Talat Imran

/s/ Svai Sanford	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2021
Svai Sanford

*	Executive Chairman	July 16, 2021
Mir Imran

*	Director	July 16, 2021
Dennis Ausiello

*	Director	July 16, 2021
Jean-Luc Butel

*	Director	July 16, 2021
Laureen DeBuono

Signature	Title	Date

*	Director	July 16, 2021
Andrew Farquharson

*	Director	July 16, 2021
Maulik Nanavaty

*By:	/s/ Talat Imran
Talat Imran
Attorney-in-Fact